Britton & Koontz Capital Corporation                                                                                                                                          EXHIBIT 99.1

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 23, 2008	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ HOLDS SHAREHOLDER MEETING

Natchez, Mississippi – Britton & Koontz Capital Corporation (Nasdaq: BKBK, “the Company”) held its 2008 Annual Meeting of Shareholders on Tuesday, April 22, 2008, in the lobby of the main office of Britton & Koontz Bank, N.A., (“the Bank”) 500 Main Street, Natchez, Mississippi.  The shareholders of the Company elected W. Page Ogden, CEO and President of the Company and the Bank and George R. Kurz as Class III directors to serve a three year term.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of March 31, 2008, the Company reported assets of $366 million and equity of $37 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at April 1, 2008, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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